EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

            THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 1st day of August, 2002, by and between MFA MORTGAGE INVESTMENTS, INC., a Maryland corporation which was formerly known as America First Mortgage Investments, Inc. ("MFA"), and RONALD A. FREYDBERG, an individual residing at 59 Greenway Circle, Rye Brook, New York 10573 (the "Executive").

                              W I T N E S S E T H :

            WHEREAS, on January 1, 2002 in connection with the merger of America First Mortgage Advisory Corporation ("AFMAC") with and into MFA, MFA assumed the employment agreement, as amended, by and between AFMAC and the Executive (the "Previous Agreement");

            WHEREAS, MFA and the Executive desire to terminate the Previous Agreement and enter into this Agreement; and

            WHEREAS, the Executive wishes to continue serving MFA and MFA wishes to secure the continued exclusive services of the Executive under the terms and conditions described below.

            NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained, the parties hereto agree as follows:

      1. Term of Employment.

            (a) MFA hereby employs the Executive, and the Executive hereby accepts employment with MFA, in the positions and with the duties and responsibilities as set forth in Paragraph 2 below for the Term of Employment, subject to the terms and conditions of this Agreement. The Previous Agreement is hereby terminated.

            (b) The Term of Employment under this Agreement shall include the Initial Term and each Renewal Term. The Initial Term shall commence as of August 1, 2002 and shall continue until July 31, 2005. The Term of Employment shall automatically renew for a one-year period (each such renewal, a "Renewal Term") at the end of the Initial Term and each Renewal Term, unless either party shall give notice to the other not less than six months prior to the end of the Initial Term or any Renewal Term, as the case may be, of his or its intent not to renew such Initial Term or Renewal Term, as the case may be.

      2. Position; Duties and Responsibilities.

            (a) During the Term of Employment, the Executive shall be employed as Executive Vice President of MFA, reporting to the President and Chief Executive Officer of MFA (the "CEO"), with such duties and day-to-day management responsibilities as are customarily performed by persons holding such offices at similarly situated mortgage REITs and such other duties as may be mutually agreed upon between the Executive and the CEO.

            (b) During the Term of Employment, the Executive shall, without additional compensation, also (i) serve on the board of directors of, serve as an officer of, and/or perform such executive and consulting services for, or on behalf of, such subsidiaries or affiliates of MFA as the CEO and/or the Board of Directors of MFA (the "Board of Directors") may, from time to time, request. MFA and such subsidiaries and affiliates are hereinafter referred to, collectively, as the "Company." For purposes of this Agreement, the term "affiliate" shall have the meaning ascribed thereto in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Act").

            (c) During the Term of Employment, the Executive shall serve MFA faithfully, diligently and to the best of his ability and shall devote substantially all of his time and efforts to his employment and the performance of his duties under this Agreement. Nothing herein shall preclude the Executive from engaging in


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charitable and community affairs and managing his personal financial and legal affairs, so long as such activities do not materially interfere with his carrying out his duties and responsibilities under this Agreement.

      3. Compensation.

            (a) Base Salary. During the Term of Employment, the Executive shall be entitled to receive an annualized base salary (the "Base Salary") equal to the product of .20% times MFA's Tangible Net Worth; provided, that the maximum aggregate amount of Base Salary payable to the Executive in any 12-month period from August 1st of one year through July 31st of the next year shall not exceed $750,000. The Base Salary shall be calculated semi-annually on June 30 and December 31 of each year (each, a "Calculation Period") and shall be paid during the subsequent six-month period commencing August 1 and February 1, respectively (each, a "Payment Period"), in accordance with MFA's normal payroll practices. For example, if the Base Salary determined as of June 30, 2002 is $688,000, approximately one-twelfth of that amount will be paid to the Executive each month during the Payment Period commencing on August 1, 2002 and ending on January 31, 2003, and payments of the Base Salary for the Payment Period commencing on February 1, 2003 and ending on July 31, 2003 will be based on the calculation of Tangible Net Worth as of December 31, 2002. If MFA's annualized Return on Equity for any Calculation Period shall be less than 10%, then the Base Salary for the next following Payment Period shall be reduced (i) to the product of .19% times MFA's Tangible Net Worth if the annualized Return on Equity is less than 10% but equal to or greater than 5%, and (ii) to the product of .18% times MFA's Tangible Net Worth if the annualized Return on Equity is less than 5%. An illustration of the method of calculating the Base Salary and Return on Equity is provided in Schedule I hereto.

            (b) Performance Bonus. The Executive shall be eligible to receive an annual performance bonus in such amount, in such manner and at such time as shall be determined by the Compensation Committee of the Board of Directors or the Board of Directors, as the case may be.

            (c) Long-Term Incentive Program. The Executive shall be eligible to receive such stock option, restricted stock or dividend equivalent rights grants as the Compensation Committee of the Board of Directors or the Board of Directors, as the case may be, shall deem appropriate.

            (d) Annual Review. The Compensation Committee of the Board of Directors or the Board of Directors, as the case may be, shall, at least annually, review the Executive's entire compensation package to determine whether it continues to meet MFA's compensation objectives.

      4. Employee Benefit Programs and Fringe Benefits.

            During the Term of Employment, the Executive shall be entitled to five weeks of vacation each calendar year and to participate in all executive incentive and employee benefit programs of MFA now or hereafter made available to MFA's senior executives or salaried employees generally, as such programs may be in effect from time to time. MFA shall reimburse the Executive for any and all necessary, customary and usual business expenses, properly receipted in accordance with MFA's policies, incurred by Executive in connection with his employment.

      5. Termination of Employment.

            (a) Termination Due to Death or Disability. If the Executive's employment is terminated during the Term of Employment by reason of the Executive's death or Disability, the Executive's Term of Employment shall terminate automatically without further obligations to the Executive, his legal representative or his estate, as the case may be, under this Agreement except for (i) any compensation earned but not yet paid, including and without limitation, any amount of Base Salary accrued or earned but unpaid and any other payments payable to the Executive pursuant to Paragraph 5(e) below, which amounts shall be promptly paid in a lump sum to the Executive, his legal representative or his estate, as the case may be, and (ii) continued payment on a monthly basis of the Executive's then current Base Salary, as calculated pursuant to Paragraph 3(a) above, for a period of one year following the date of such termination, which shall be paid to the Executive, his legal representative or his estate, as the case may be. In the event of such termination due to his Disability, Executive's health insurance coverage shall be continued at MFA's expense for the duration of such Disability; provided, that, if such coverage cannot be provided under MFA's health insurance policy for the duration of such Disability, such coverage or the cost of comparable coverage shall be provided by MFA until the Executive's attainment of age 65 or such later date through which coverage is permissible under MFA's health insurance policy.


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

            (b) Termination Without Cause or for Good Reason. In the event the Executive's employment is terminated by MFA without Cause (including by notice of MFA's determination not to renew the Initial Term or any Renewal Term pursuant to Paragraph 1(b)) or by the Executive for Good Reason, unless any such termination is preceded by the Executive's giving notice of his determination not to renew the Initial Term or any Renewal Term pursuant to Paragraph 1(b), the Executive shall be entitled to both continued payments of his then current Base Salary and continued health insurance coverage at MFA's expense, until the later to occur of (i) the expiration of the Term of Employment, or (ii) the first anniversary of such termination of employment, such Base Salary being payable at the same time such amounts would have been payable to the Executive had his employment not terminated.

            (c) Termination by MFA for Cause or Voluntary Termination by the Executive. In the event the Executive's employment is terminated by MFA for Cause, or is terminated by the Executive on his own initiative for other than a Good Reason (including pursuant to Paragraph 1(b)), the Executive shall be entitled to any compensation earned but not yet paid, including and without limitation, any amount of Base Salary accrued or earned but unpaid and any other payments payable to the Executive pursuant to Paragraph 5(e) below, as of the date of termination.

            (d) Termination Related to Change in Control. In the event of (1) the termination of the Executive's employment by MFA without Cause that occurs both within two months before and in anticipation of a Change in Control, (2) the resignation of his employment by the Executive for any reason within three months following a Change in Control, or (3) the termination of the Executive's employment by MFA other than for Cause or the Employee's resignation of his employment for Good Reason within twelve months following a Change in Control,

                  (i) MFA shall pay to Executive in a lump sum, within 30 days following the termination of employment, an amount equal to 300% of the sum of (a) the Executive's then current Base Salary and (b) the Executive's bonus for the immediately preceding year;

                  (ii) all of the Executive's outstanding stock options shall immediately vest in full and become exercisable for a period of 90 days from the date of termination but in no event beyond the date on which any such option would have expired had the Executive's employment not terminated; and

                  (iii) the Executive shall continue to participate in all
                        health, life insurance, retirement and other benefit programs at MFA's expense for the balance of the Term of Employment, to the same extent as though the Executive's employment had not terminated.

The Executive, in his sole and absolute discretion, may elect to reduce any such payment in order to avoid imposition of the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended.

            (e) Other Payments. Upon the termination of the Executive's employment, in addition to the amounts payable under any Paragraph above, the Executive shall be entitled to receive the following:

                  (i) any annual bonus earned during one or more preceding years but not paid;

                  (ii) any vested deferred compensation (including any interest accrued on such deferred amounts);

                  (iii) reimbursement for reasonable business expenses incurred but not yet reimbursed by MFA; and

                  (iv) any other benefits to which the Executive or his legal representative may be entitled under applicable plans and programs of MFA, as provided in Paragraph 4 above.

            (f) No Mitigation; No Offset. In the event of any termination of the Executive's employment under this Agreement, he shall be under no obligation to seek other employment or otherwise in any way to mitigate the amount of any payment provided for in this Paragraph 5, and there shall be no offset against amounts due him under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.


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      6. Definitions.

            For purposes of this Agreement, the following terms shall be defined as set forth below:

            (a) Cause. "Cause" shall mean the Executive's (i) conviction, or entry of a guilty plea or a plea of nolo contendre with respect to, a felony, a crime of moral turpitude or any crime committed against the Company, (ii) engagement in willful misconduct, willful or gross negligence, or fraud, embezzlement or misappropriation relating to significant amounts, in each case in connection with the performance of his duties under this Agreement; (iii) failure to adhere to the lawful directions of the CEO and/or the Board of Directors that are reasonably consistent with his duties and position provided for herein; (iv) breach in any material respect of any of the provisions of Paragraph 7 of this Agreement resulting in material and demonstrable economic injury to MFA; (v) chronic or persistent substance abuse that materially and adversely affects his performance of his duties under this Agreement; or (vi) breach in any material respect of the terms and provisions of this Agreement resulting in material and demonstrable economic injury to MFA. Notwithstanding the foregoing, (i) the Executive shall be given written notice of any action or failure to act that is alleged to constitute Cause (a "Default"), and an opportunity for 20 business days from the date of such notice in which to cure such Default, such period to be subject to extension in the discretion of the CEO or, in his absence, the Board of Directors; and (ii) regardless of whether the Executive is able to cure any Default, the Executive shall not be deemed to have been terminated for Cause without (x) reasonable prior written notice to the Executive setting forth the reasons for the decision to terminate the Executive for Cause, (y) an opportunity for the Executive, together with his counsel, to be heard by the CEO or, in his absence, the Board of Directors, and
(z) delivery to the Executive of a notice of termination approved by said CEO or, in his absence, the Board of Directors, stating his or its good faith opinion that the Executive has engaged in actions or conduct described in the preceding sentence, which notice specifies the particulars of such action or conduct in reasonable detail; provided, however, MFA may suspend the Executive with pay until such time as his right to appear before the CEO or the Board of Directors, as the case may be, has been exercised, so long as such appearance is within two (2) weeks of the date of suspension.

            (b) Change in Control. A "Change in Control" shall mean the occurrence of any one of the following events:

                  (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Act (other than MFA, any of its affiliates or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of MFA or any of its affiliates) together with all affiliates and "associates" (as such term is defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of MFA representing 30% or more of either (A) the combined voting power of MFA's then outstanding securities having the right to vote in an election of the Board of Directors ("voting securities") or (B) the then outstanding shares of common stock of MFA ("Shares") (in either such case other than as a result of an acquisition of securities directly from MFA); or

                  (ii) persons who, as of the effective date of MFA's Second Amended and Restated 1997 Stock Option Plan, constitute MFA's Board of Directors (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors, provided that any person becoming a Director of MFA subsequent to the effective date whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall, for purposes of the Plan, be considered an Incumbent Director; or

                  (iii) there shall occur (A) any consolidation or merger of MFA or any subsidiary where the shareholders of MFA, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate 50% or more of the voting securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or


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                        arranged by any party as a single plan) of all or
                        substantially all of the assets of MFA or (C) any plan or proposal for the liquidation or dissolution of MFA.

                        Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by MFA which, by reducing the number of Shares or other voting securities outstanding, increases (x) the proportionate number of Shares beneficially owned by any person to 30% or more of the Shares then outstanding or (y) the proportionate voting power represented by the voting securities beneficially owned by any person to 30% or more of the combined voting power of all then outstanding voting securities; provided, however, that, if any person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional Shares or other voting securities (other than pursuant to a stock split, stock dividend, or similar transaction), then a "Change in Control" shall be deemed to have occurred for purposes of this Paragraph 6(b).

            (c) Disability. "Disability" shall mean the Executive's inability for a period of six consecutive months, to render substantially the services provided for in this Agreement by reason of mental or physical disability, whether resulting from illness, accident or otherwise, other than by reason of chronic or persistent abuse of any substance (such as narcotics or alcohol).

            (d) Good Reason. "Good Reason" shall mean:

                  (i) a material diminution in the Executive's title, duties or responsibilities;

                  (ii) relocation of the Executive's place of employment without his consent outside the New York City metropolitan area;

                  (iii) the failure of MFA to pay within thirty (30) business days any payment due from MFA;

                  (iv) the failure of MFA to pay within a reasonable period after the date when amounts are required to be paid to the Executive under any benefit programs or plans; or

                  (v) the failure by MFA to honor any of its material obligations herein.

            (e) Non Cash Items. "Non Cash Items" shall mean depreciation, non cash merger expenses, gains/losses on asset sales, and impairment charges.

            (f) Return on Equity. "Return on Equity" shall mean six months GAAP net income plus (minus) certain Non Cash Items divided by average Tangible Net Worth, annualized.

            (g) Tangible Net Worth. "Tangible Net Worth" shall mean stockholder equity less goodwill.

      7. Covenant Not To Compete.

            The Executive will not, without the prior written consent of MFA, manage, operate, control or be connected as a stockholder (other than as a holder of shares publicly traded on a stock exchange or the NASDAQ National Market System, provided that the Executive shall not own more than five percent of the outstanding shares of any publicly traded company) or partner with, or as an officer, director, employee or consultant of, any mortgage REIT for a period of one year following termination of his employment with MFA. During such one-year period, the Executive shall not solicit any employees of the Company to work for any mortgage REIT. Except as otherwise required by law, the Executive shall keep confidential all materials, files, reports, correspondence, records and other documents (collectively the "Company Materials") used, prepared or made available to him in connection with his employment by MFA and which have not otherwise been made available to the public, and upon termination of his employment shall return such Company Materials to MFA. The Executive acknowledges that MFA may seek injunctive relief or other specific enforcement of its rights under this Paragraph.

      8. Indemnification.

            MFA shall indemnify the Executive to the fullest extent permitted by Maryland law in effect as of the date hereof in connection with the Executive's duties with the Company, against all costs, expenses, liabilities and losses (including, without limitation, attorneys' fees, judgments, fines, penalties, ERISA excise taxes and


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amounts paid in settlement) actually and reasonably incurred by the Executive in connection with an action, suit or proceeding.

      9. Assignability; Binding Nature.

            This Agreement shall inure to the benefit of MFA and the Executive and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of MFA under this Agreement may be assigned or transferred by MFA except that any such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which MFA is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of MFA, provided that the assignee or transferee is the successor to all or substantially all of the assets of MFA and such assignee or transferee assumes the liabilities, obligations and duties of MFA, as contained in this Agreement, either contractually or as a matter of law. This Agreement shall not be assignable by the Executive.

      10. Representation.

            MFA represents and warrants that it is fully authorized and empowered to enter into this Agreement and that its entering into this Agreement and the performance of its obligations under this Agreement will not violate any agreement between MFA and any other person, firm or organization or any law or governmental regulation.

      11. Entire Agreement.

            This Agreement contains the entire agreement between MFA and the Executive concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between them with respect thereto.

      12. Amendment or Waiver.

            This Agreement cannot be changed, modified or amended without the consent in writing of both the Executive and MFA. No waiver by either MFA or the Executive at any time of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or at any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of MFA, as the case may be.

      13. Severability.

            In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

      14. Reasonableness.

            To the extent that any provision or portion of this Agreement is determined to be unenforceable by a court of law or equity, that provision or portion of this Agreement shall nevertheless be enforceable to the extent that such court determines is reasonable.

      15. Survivorship.

            The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

      16. Governing Law.

            This Agreement and all rights thereunder, and any controversies or disputes arising with respect thereto, shall be governed by and construed and interpreted in accordance with the laws of the State of New York, applicable to agreements made and to be performed entirely within such State, without regard to conflict of laws provisions thereof that would apply the law of any other jurisdiction.

      17. Notices.

            Any notice given to either party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned, if to MFA, at its principal office, and if to the Executive, at the address of the Executive shown on MFA's records or at such other address as such party may give notice of.


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

      18. Headings.

            The headings of the paragraphs contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

      19. Counterparts.

            This Agreement may be executed in two or more counterparts.

            IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                    MFA Mortgage Investments, Inc.


                                    By: /s/ Stewart Zimmerman
                                        ----------------------------------------
                                    Name:  Stewart Zimmerman
                                    Title: President and Chief Executive Officer


                                    /s/ Ronald A. Freydberg
                                    -----------------------
                                    Ronald A. Freydberg


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